EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495

UBIQUITEL ANNOUNCES PRELIMINARY SELECTED RESULTS FOR FULL YEAR 2003
AND FINANCIAL AND OPERATING GUIDANCE FOR 2004

CONSHOHOCKEN, Pa. – February 4, 2004  – UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint, today reported preliminary unaudited selected financial and operating results for the year ended December 31, 2003 and guidance on financial and operating metrics for the year 2004.

The preliminary unaudited selected financial and operating results reported for the year ended December 31, 2003 are based upon our preliminary assessment of the results of our operations for the year and cash balance as of December 31, 2003. The independent audit of our consolidated financial statements for the year ended December 31, 2003 is currently in progress. Upon completion of the audit, it is possible that our actual audited consolidated financial statements for the year ended December 31, 2003 may reflect results of operations and other data which differ from the financial results and operating data reported below, and the amount of any differences may be material.

The following table provides the summary of preliminary operating and financial metrics that we expect to report for the year ended December 31, 2003, as compared to the year ended December 31, 2002, as well as a range of financial and operating guidance for the year 2004.

	2002	2003 Preliminary		2004 Guidance
	Actual	Unaudited		Low	High
Net additions	78,200	70,700		60,000	80,000
Ending subscribers	257,000	327,700		387,700	407,700
Average monthly churn	4.2%	3.2%		3.0%	3.2%
ARPU	$58	$57		$55	$56
CPGA	$444	$450		$440	$460
CCPU	$62	$44		$42	$44

	(Dollars in millions)
Total revenues	$220.8	$273.3		$343.0	$363.0
EBITDA	$(33.6)	$27.1		$50.0	$58.0
Capital expenditures	$43.2	$25.9		$20.0	$25.0
Free cash flow	$(81.9)	$(1.0	)*	$12.0	$20.0
Cash, cash equivalents and restricted cash	$75.9	$55.1		$67.0	$75.0

Note: All metrics are reported exclusive of reseller activities.

* Includes $10.5 million of proceeds from the sale of tower sites in the fourth quarter of 2003, net of transaction costs.

On January 23, 2004, the company reached an agreement with its senior lending group to amend UbiquiTel Operating Company’s senior secured credit facility to eliminate certain “stage one” covenants, including minimum subscribers effective as of December 31, 2003, minimum revenues and minimum adjusted cash balances, and to modify certain financial covenants and ratios, including minimum consolidated EBITDA, fixed charge coverage ratio and interest coverage ratio, and leverage ratios, including consolidated indebtedness to consolidated EBITDA and consolidated senior indebtedness to consolidated EBITDA, to reflect the impact of changes in our business. The definitions for the terms used in describing the amended covenants are set forth in the credit agreement for the senior secured credit facility, which we have previously filed with the Securities and Exchange Commission. We presently are in compliance with all financial and operational covenants relating to the senior secured credit facility.

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

Financial Measures and Definitions of Terms Used

UbiquiTel provides certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and adjustments to GAAP (non-GAAP) to assess the company’s financial performance.  In addition, the company uses certain non-financial terms, such as churn, which are metrics used in the wireless communications industry and are not measures of financial performance under GAAP.  The non-GAAP financial measures reflect standard measures of liquidity, profitability or performance and the non-financial metrics reflect industry conventions, both of which are commonly used by the investment community for comparability purposes.  The determination of the non-GAAP financial measures used in this release are included in an attachment to this release.  The non-financial terms and metrics used in this release include the following:

Average monthly churn is the monthly rate of customer turnover for subscribers expressed as the percentage of customers of the beginning customer base that both voluntarily and involuntarily discontinued service during the period. Average monthly churn is computed by dividing the number of customers that discontinued service during the month, net of 30-day returns, by the beginning customer base for the period.

ARPU is average revenue per user and summarizes the average monthly service revenue per customer, excluding roaming and reseller revenue. ARPU is computed by dividing subscriber revenue by the average subscribers for the period.

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is computed by adding the income statement components of selling and marketing and cost of products sold, and reducing that amount by the equipment revenue recorded. That net amount is then divided by the gross customers acquired during the period.

CCPU summarizes the average monthly cash costs to provide digital wireless mobility communications services per customer.  CCPU is computed by dividing the sum of cost of service and operations and general and administrative expenses by the average subscribers for the period.

EBITDA represents net income (loss) before income tax expense (benefit), other expense (income), gain on debt retirements, interest expense, interest income and depreciation, amortization and accretion. We believe EBITDA is an important operating measure for comparability to other wireless companies as well as to determine compliance with our debt covenants and is not intended to represent the results of our operations in accordance with GAAP.EBITDA should not be considered as a substitute for net income, income from operations, net cash provided by operating activities or any other operating or liquidity measure prepared in accordance with GAAP. Additionally, our EBITDA computation may not be comparable to other similarly titled measures of other companies.

Free cash flow summarizes the cash flow from operating activities and capital expenditures and is computed by adding net cash provided by or used in operating activities and capital expenditures. We believe free cash flow is an important measure of liquidity to meet our debt service requirements.

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: UbiquiTel’s dependence on its affiliation with Sprint; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless telecommunications industry; the potential to experience a high rate of customer turnover; customer quality; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint PCS to provide back office, customer care and other services; the marketability, liquidity and price volatility of UbiquiTel’s common stock; anticipated future net losses; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; the potential impact of wireless local number portability; and general market and economic conditions.  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

-Financial Tables Follow-

UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31, 2002	Year Ended December 31, 2003
		(Unaudited)
REVENUES:
Service revenue	$212,474	$261,061
Equipment revenue	8,331	12,205
Total revenues	220,805	273,266
COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)	136,367	120,443
Cost of products sold	36,531	40,247
Selling and marketing	54,711	53,681
General and administrative expenses excluding non-cash compensation charges	26,416	31,578
Non-cash compensation for general and administrative matters	378	205
Depreciation, amortization and accretion	51,571	46,909
Total costs and expenses	305,974	293,063
OPERATING LOSS	(85,169)	(19,797)
INTEREST INCOME	1,641	649
INTEREST EXPENSE	(46,004)	(31,249)
GAIN ON DEBT RETIREMENTS	—	43,050
OTHER INCOME (EXPENSE)	218	—
LOSS BEFORE INCOME TAXES	(129,314)	(7,347)
INCOME TAX BENEFIT (EXPENSE)	11,927	(976)
NET LOSS	$(117,387)	$(8,323)

UbiquiTel Inc. and Subsidiaries

Reconciliation of EBITDA and Non-GAAP Financial Measures

(Unaudited)

	For the year ended December 31,
	2002 Actual	2003 Preliminary
AVERAGE REVENUE PER USER (ARPU):
Service revenue	$212,474,000	$261,061,000
Less: Reseller revenue	—	(564,000)
Less: Travel revenue	(54,900,000)	(48,701,000)
Less: Roaming revenue	(6,400,000)	(14,163,000)
Subscriber revenue	$151,174,000	$197,633,000

Average subscribers	217,579	290,070

ARPU	$58	$57

COST PER GROSS ADDITION (CPGA):
Selling and marketing	$54,711,000	$53,681,000
Add: Cost of products sold	36,531,000	40,247,000
Less: Equipment revenue	(8,331,000)	(12,205,000)
Total cost of gross additions	$82,911,000	$81,723,000

Gross additions	186,745	181,800

CPGA	$444	$450

CASH COST PER USER (CCPU):
Cost of service and operations	$136,367,000	$120,443,000
Add: General and administrative expenses	26,416,000	31,578,000
Total cash costs	$162,783,000	$152,021,000

Average subscribers	217,579	290,070

CCPU	$62	$44

EBITDA:
Net income (loss)	$(117,387,000)	$(8,323,000)
Income tax expense (benefit)	(11,927,000)	976,000
Other expense (income)	(218,000)	—
Gain on debt retirements	—	(43,050,000)
Interest expense	46,004,000	31,249,000
Interest income	(1,641,000)	(649,000)
Depreciation, amortization and accretion	51,571,000	46,909,000
EBITDA income (loss)	$(33,598,000)	$27,112,000